SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2014

Cannabis-RX, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-178482	30-0693512
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7702 E Doubletree Ranch Rd. Ste 300, Scottsdale AZ	85258
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 480-902-3399

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 25, 2014, the board of directors appointed Munjit Johal to act as our Treasurer and Chief Financial Officer. His appointment will commence April 1, 2014.

Following this appointment, the board accepted the resignation of Llorn Kylo as our former Treasurer and Chief Financial Officer. Mr. Kylo continues to serve on our board of directors and as our President, CEO and Secretary.

Munjit Johal, age 58, is a director and Chief Financial Officer of SearchCore, Inc. (formerly General Cannabis, Inc.) since October 20, 2006. Additionally, Mr. Johal serves as the Controller of High Tower Capital, Inc., where he has served since January 2007. Prior to that, Mr. Johal has served as a financial officer of various companies including Pacific Heritage Bank as Executive Vice President. From 1981 to 1987 Mr. Johal was a Senior Analytical Manager for Officer of Thrift Supervision, Department of the Treasury (formerly Federal Home Loan Bank Board, the 11th District). Mr. Johal oversaw a staff responsible for, among other things, monitoring banking activities and enforcement actions for lending institutions and holding companies. Mr. Johal’s skill set at researching, reviewing, analyzing, managing and overseeing entities from a financial prospective provides valuable direction and guidance as it relates to our reporting procedures. Mr. Johal’s regulatory experience and other prior experience with public companies and banks as a compliance officer, in additional to being a CFO, is beneficial to the company with respect to internal controls, disclosures and complying with necessary regulatory requirements.

In total, Mr. Johal has over 30 years of broad experience in banking, accounting, finance and management in the private and public sector. Mr. Johal earned his MBA from the University of San Francisco in 1980. He received his BS degree in History from the University of California, Los Angeles, in 1978.

There are no family relationships between Mr. Johal and any of our directors or executive officers.

Mr. Johal has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. At this time, we do not have any employment agreement with Mr. Johal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cannabis-RX, Inc.

/s/ Llorn Kylo

Llorn Kylo
Chief Executive Officer

Date: March 25, 2014

2